UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 28, 2015

BIODEL INC.
(Exact name of registrant as specified in its charter)

Commission File Number 001-33451

Delaware (State or other jurisdiction of incorporation or organization)	90-0136863 (IRS Employer Identification Number)

100 Saw Mill Road Danbury, Connecticut (Address of principal executive offices)	06810 (Zip code)

(203) 796-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 28, 2015, Biodel Inc. ("Biodel") committed to a restructuring plan resulting in a reduction in force affecting 10 employees, none of whom are executives. The restructuring plan is primarily designed to reduce infrastructure costs and improve efficiency of research- and quality-related activities as Biodel focuses on later stage clinical development programs.

Employees directly affected by the reduction in force have received notification and will be provided with severance payments and continuation of benefits for a limited term. The positions impacted are across Biodel's research, quality control and assurance and administrative and facilities departments. As a result of the restructuring plan, Biodel estimates that it will incur one-time cash severance payments of approximately $0.3 million.

Biodel forward-looking statements

This current report on form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the workforce reduction plan and the amount and expected timing of costs, expense savings and other charges related to these activities. These forward-looking statements are based on the current intent and expectations of the management of Biodel. These statements are not guarantees of future performance or actions and involve risks and uncertainties that are difficult to predict. Biodel's actual performance in the timing and outcome of actions and events may differ materially from those expressed or implied in the forward-looking statements because such statements are based on assumptions and projections relating to these activities that are inherently uncertain and may also be affected by risks such as: that the costs related to the workforce reduction plan may be higher than estimated; that the savings related to the workforce reduction plan may be lower than expected; and the other risks and uncertainties described in Biodel's SEC reports filed under the Securities Exchange Act of 1934, including its annual report on Form 10-K for the fiscal year ended September 30, 2014. Except as required by law, Biodel undertakes no obligation to update any forward-looking or other statements in this report, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2015	BIODEL INC.

By: /s/ Paul S. Bavier
Paul S. Bavier, General Counsel